EXHIBIT 14(b)


                         Consent of Independent Auditors


Monument Series Fund:

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-62656 of our report dated December 15, 2000, appearing in the Annual Report to Shareholders for the year ended October 31, 2000, which is part of such Registration Statement, and to the references to us under the captions "independent auditors" and "experts in auditing and accounting" in the Proxy Statement, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP
New York, NY
July 16, 2001